Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:

Shanye Hudson, Director, Investor Relations, phone: 510/572-4589, e-mail: shanye.hudson@lamresearch.com

Lam Research Corporation Announces Financial Results for the Quarter Ended June 26, 2011

FREMONT, Calif., July 27, 2011—Lam Research Corporation’s (NASDAQ: LRCX) highlights for the June 2011 quarter were:

Lam Research Corporation

Financial Highlights for the Quarter Ended June 26, 2011

(in thousands, except per share data and percentages)

	U.S. GAAP	Non-GAAP
• Revenue:	$752,018	$752,018

• Operating Margin:	18.9%	21.1%

• Net Income:	$125,928	$142,289

• Diluted EPS:	$1.01	$1.14

Lam Research Corporation today announced financial results for the quarter ended June 26, 2011. Revenue for the period was $752.0 million, gross margin was $338.5 million (45.0%), and net income was $125.9 million, or $1.01 per diluted share, compared to revenue of $809.1 million, gross margin of $374.0 million (46.2%), and net income of $182.2 million, or $1.45 per diluted share, for the March 2011 quarter. Shipments for the June 2011 quarter were $793 million compared to $813 million during the March 2011 quarter.

In addition to U.S. Generally Accepted Accounting Principles (GAAP) results, this commentary contains non-GAAP financial measures. The Company’s non-GAAP results for the June 2011 quarter exclude certain costs for restructuring and impairments, the non-cash portion of convertible debt interest expense, and tax expense associated with legal entity restructuring. There were no adjustments to U.S. GAAP results to determine “non-GAAP” results for the March 2011 quarter. Management uses non-GAAP operating income, operating expenses, operating margin, net income, and net income per diluted share to evaluate the Company’s operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investors’ ability to view the Company’s results from management’s perspective. Tables presenting reconciliations of non-GAAP results to U.S. GAAP results are included at the end of this press release and on the Company’s web site at http://investor.lamresearch.com.

Non-GAAP net income was $142.3 million, or $1.14 per diluted share, in the June 2011 quarter compared to non-GAAP net income of $182.2 million, or $1.45 per diluted share, for the March 2011 quarter. Gross margin for the June 2011 quarter was $338.5 million or 45.0%, compared to gross margin of $374.0 million or 46.2%, for the March 2011 quarter. The sequential decrease in gross margin was primarily due to lower factory and field utilization as a result of the decline in volume from the March to the June quarter. Non-GAAP operating expenses for the June 2011 quarter were $179.5 million compared with the March 2011 quarter of $177.0 million and reflect our continued investments in strategic development activities.

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Lam Announces Financial Results for the June 2011 Quarter

The geographic distribution of shipments and revenue during the June 2011 quarter is shown in the following table:

Region	Shipments	Revenue
North America	15%	15%
Europe	12%	11%
Japan	19%	15%
Korea	18%	21%
Taiwan	17%	21%
Asia Pacific	19%	17%

Cash and cash equivalents, short-term investments and restricted cash and investments balances were $2.3 billion at the end of the June 2011 quarter, compared to $1.4 billion at the end of the March 2011 quarter. Cash flows from operating activities were approximately $198.1 million or 26% of revenue during the June 2011 quarter. Additionally, during the quarter the Company completed a convertible debt financing and generated $835.5 million in net cash, which includes proceeds from warrant sales, offset by issuance fees and purchase of a convertible note hedge. Deferred revenue and deferred profit balances at the end of the June 2011 quarter were $257.6 million and $157.2 million, respectively. Lam’s deferred revenue balance does not include shipments to Japanese customers, to whom title does not transfer until customer acceptance. Shipments to Japanese customers are classified as inventory at cost until the time of acceptance. The anticipated future revenue from shipments to Japanese customers was approximately $70.4 million as of June 26, 2011.

“Lam delivered solid operating performance and financial results for the June quarter,” said Steve Newberry, Lam’s chief executive officer and vice chairman. “We are seeing significant near term declines in wafer fab equipment spending, and as result our September quarter shipments, revenues and earnings per share will be well below our June quarter results. Even in this environment, we continue to execute to our strategic priorities and make key R&D investments that position the company for future growth opportunities. Longer term, we continue to believe that on a rolling average basis, twelve-month wafer fab equipment spending should be healthy over the next several years and our outstanding product portfolio, supported by our solid balance sheet and strong cash generation capabilities enable the company to deliver increased value to our customers and our shareholders in that environment,” Newberry concluded.

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Lam Announces Financial Results for the June 2011 Quarter

Caution Regarding Forward-Looking Statements

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the anticipated revenue from shipments to Japanese customers; our future commitment to our current strategic priorities; the return on our R&D investments, the market success of our product portfolio, our cash generation capability, future spending in the wafer fab equipment sector, and our ability to meet customers’ future technology needs and our future market position. Some factors that may affect these forward-looking statements include: business conditions in the consumer electronics industry, the semiconductor industry and the overall economy; the strength of the financial performance of our existing and prospective customers; the introduction of new and innovative technologies; the occurrence and pace of technology transitions and conversions; the actions of our competitors, consumers, semiconductor companies and key suppliers and subcontractors; and the success of research and development and sales and marketing programs. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed by us with the Securities and Exchange Commission, including specifically our report on Form 10-K for the year ended June 27, 2010 and the reports on Form 10-Q for the three months ended September 26, 2010, December 26, 2010, and March 27, 2011. These uncertainties and changes could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam is a NASDAQ-100® company. For more information, visit www.lamresearch.com.

Consolidated Financial Tables Follow

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Lam Announces Financial Results for the June 2011 Quarter

LAM RESEARCH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data and percentages)

	Three Months Ended			Twelve Months Ended
	June 26,	March 27,	June 27,	June 26,	June 27,
	2011	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(1)
Total revenue	$752,018	$809,087	$695,289	$3,237,693	$2,133,776

Cost of goods sold	413,564	435,068	370,409	1,740,461	1,166,219
Cost of goods sold - restructuring and impairments	—	—	3,438	—	3,438
Cost of goods sold - 409A expense	—	—	—	—	(5,816)

Total costs of goods sold	413,564	435,068	373,847	1,740,461	1,163,841

Gross margin	338,454	374,019	321,442	1,497,232	969,935
Gross margin as a percent of revenue	45.0%	46.2%	46.2%	46.2%	45.5%
Research and development	99,583	96,880	85,644	373,293	320,859
Selling, general and administrative	79,938	80,143	66,779	308,075	240,942
Restructuring and impairments	16,742	—	13,302	11,579	21,314
409A expense	—	—	—	—	(38,590)

Total operating expenses	196,263	177,023	165,725	692,947	544,525

Operating income	142,191	196,996	155,717	804,285	425,410
Operating margin as a percent of revenue	18.9%	24.3%	22.4%	24.8%	19.9%
Other income (expense), net	(5,131)	1,663	3,541	(3,409)	4,731

Income before income taxes	137,060	198,659	159,258	800,876	430,141
Income tax expense	11,132	16,419	19,261	77,128	83,472

Net income	$125,928	$182,240	$139,997	$723,748	$346,669

Net income per share:
Basic net income per share	$1.02	$1.47	$1.11	$5.86	$2.73

Diluted net income per share	$1.01	$1.45	$1.10	$5.79	$2.71

Number of shares used in per share calculations:
Basic	123,863	123,674	126,339	123,529	126,933

Diluted	125,086	125,293	127,786	125,019	128,126

1	Derived from audited financial statements

Lam Announces Financial Results for the June 2011 Quarter

LAM RESEARCH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 26,	March 27,	June 27,
	2011	2011	2010
	(unaudited)	(unaudited)	(1)
ASSETS
Cash and cash equivalents	$1,492,132	$942,710	$545,767
Short-term investments	630,115	312,879	280,690
Accounts receivable, net	590,568	637,795	499,890
Inventories	396,607	355,734	318,479
Deferred income taxes	78,435	45,934	46,158
Other current assets	88,935	77,722	65,677

Total current assets	3,276,792	2,372,774	1,756,661
Property and equipment, net	270,458	251,954	200,336
Restricted cash and investments	165,256	165,248	165,234
Deferred income taxes	3,892	29,578	26,218
Goodwill and intangible assets	216,616	221,146	236,906
Other assets	124,380	107,795	102,037

Total assets	$4,057,394	$3,148,495	$2,487,392

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$684,286	$667,391	$558,657

Long-term debt and capital leases	$738,488	$15,949	$17,645
Income taxes payable	113,582	116,911	110,462
Other long-term liabilities	51,193	25,088	32,493
Stockholders’ equity	2,469,845	2,323,156	1,768,135

Total liabilities and stockholders’ equity	$4,057,394	$3,148,495	$2,487,392

1	Derived from audited financial statements

Lam Announces Financial Results for the June 2011 Quarter

LAM RESEARCH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended			Twelve Months Ended
	June 26,	March 27,	June 27,	June 26,	June 27,
	2011	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$125,928	$182,240	$139,997	$723,748	$346,669
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	19,972	18,176	17,664	74,759	71,401
Deferred income taxes	(6,166)	(733)	(8,633)	(10,721)	13,718
Restructuring charges, net	16,742	—	16,740	11,579	24,752
Non-cash interest expense	3,554	—	—	3,554	—
Equity-based compensation expense	14,788	12,456	12,329	53,012	50,463
Income tax benefit on equity-based compensation plans	9,283	15,327	9,944	28,775	10,635
Excess tax benefit on equity-based compensation plans	(8,184)	(11,878)	(9,261)	(23,290)	(10,234)
Other, net	477	746	648	(2,341)	3,190
Changes in operating asset and liabilities:	21,714	25,259	(13,995)	21,953	(159,881)

Net cash provided by operating activities	198,108	241,593	165,433	881,028	350,713

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures and intangible assets	(34,571)	(35,769)	(12,042)	(127,495)	(35,590)
Net sales/maturities (purchases) of available-for-sale securities	(316,789)	(11,068)	(63,958)	(353,523)	(77,987)
Purchase of other investments	—	(417)	(1,223)	(417)	(2,184)
Proceeds from sale of assets	—	—	—	1,544	—
Transfer of restricted cash and investments	(8)	(4)	50	(22)	13,205
Other	—	—	(800)	—	(800)

Net cash used for investing activities	(351,368)	(47,258)	(77,973)	(479,913)	(103,356)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt and capital lease obligations	(81)	(1,038)	(616)	(4,530)	(21,040)
Net proceeds from issuance of long-term debt	882,831	—	—	882,831	336
Proceeds from sale of warrants	133,830	—	—	133,830	—
Purchase of convertible note hedge	(181,125)	—	—	(181,125)	—
Excess tax benefit on equity-based compensation plans	8,184	11,878	9,261	23,290	10,234
Treasury stock purchases	(53,753)	(8,617)	(17,860)	(211,316)	(93,032)
Net cash received in settlement of (paid in advance for) stock repurchase contracts	(99,589)	—	—	(149,589)	—
Reissuances of treasury stock	7,518	6,521	6,173	21,194	17,452
Proceeds from issuance of common stock	2,179	5,980	5,563	12,401	13,386

Net cash provided by (used for) financing activities	699,994	14,724	2,521	526,986	(72,664)

Effect of exchange rate changes on cash	2,688	4,591	(5,583)	18,264	(3,093)
Net increase in cash and cash equivalents	549,422	213,650	84,398	946,365	171,600
Cash and cash equivalents at beginning of period	942,710	729,060	461,369	545,767	374,167

Cash and cash equivalents at end of period	$1,492,132	$942,710	$545,767	$1,492,132	$545,767

1	Derived from audited financial statements

Lam Announces Financial Results for the June 2011 Quarter

Reconciliation of U.S. GAAP Net Income to Non-GAAP Net Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended	Three Months Ended
	June 26,	March 27,
	2011	2011
U.S. GAAP net income	$125,928	$182,240
Pre-tax non-GAAP items:
Restructuring and impairments - operating expenses	16,742	—
Non-cash convertible debt interest expense - other income (expense), net	3,554	—
Net tax benefit on non-GAAP items	(8,224)	—
Tax expense associated with legal entity restructuring	4,289	—

Non-GAAP net income	$142,289	$182,240

Non-GAAP net income per diluted share	$1.14	$1.45

Number of shares used for diluted per share calculation	125,086	125,293

Reconciliation of U.S. GAAP Operating Expenses and Operating Income to Non-GAAP Operating Expenses and Operating Income
(in thousands, except percentages)
(unaudited)

	Three Months Ended	Three Months Ended
	June 26,	March 27,
	2011	2011
U.S. GAAP gross margin	$338,454	$374,019

U.S. GAAP operating expenses	$196,263	$177,023
Pre-tax non-GAAP items:
Restructuring and impairments - operating expenses	(16,742)	—

Non-GAAP operating expenses	$179,521	$177,023

Non-GAAP operating income	$158,933	$196,996

Non-GAAP operating margin as a percent of revenue	21.1%	24.3%